Exhibit 23

Chartered Accountants & Advisers	563 Bourke Street Melbourne 3000 DX 30937 Stock Exchange Melbourne Telephone (03) 9615 8500 Facsimile (03) 9614 4963 www.bdo.com.au

ACCOUNTANTS’ CONSENT

To the Stockholders and Board of

Directors of Ebix, Inc.

We hereby consent to the incorporation by reference into the registration statements on Form S-8 (Nos. 333-64664, 333-59242, 333-46066, 333-23261 and 33-62901) and on Form S-3 (Nos. 333-112616, 333-64368, 333-12781 and 33-62427) of Ebix, Inc. (formerly ebix.com, Inc.) and subsidiaries of our report dated 13 September 2004, with respect to the statement of financial position of Heart Consulting Services Unit Trust as of 30 June 2004 and 2003, and the related statements of financial performance and cash flows for the years ended 30 June 2004 and 2003, which report appears in the 13 September 2004, current report on Form 8-K/A of Ebix, Inc.

BDO

Chartered Accountants

Melbourne, Australia

13 September 2004